UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 25, 2006
DORAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Puerto Rico (State or Other Jurisdiction of Incorporation)	0-17224 (Commission File Number)	66-031262 (IRS Employer Identification No.)
1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico 00920-2717
(Address of Principal Executive Offices, Including Zip Code)
Registrant’s telephone number, including area code: 787-474-6700
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     As part of Doral Financial Corporation’s (the “Company”) initiative to restructure the terms of certain prior mortgage loan transfers and related servicing arrangements, which were recharacterized as secured borrowings as part of the Company’s restatement process, on May 25, 2006, the Company entered into a series of credit agreements with FirstBank (the “Credit Agreements”) to document as secured borrowings the loan transfers between the parties that prior to the restatement had been accounted for as sales. The aggregate amount of the borrowings documented under the Credit Agreements (the “Loans”) was approximately $2.9 billion. The Credit Agreements are secured by a pledge of the mortgage loans that were previously transferred by the Company to FirstBank (the “Underlying Mortgage Loans”). After the repayment of Loans from the proceeds of the sale of the mortgage loans described in Item 8.01 of this Form 8-K, the aggregate unpaid balance of the Loans was reduced to approximately $450 million.
     The Loans (except for approximately $16.5 million which bear fixed rates of approximately 8.0%) bear interest at a floating rate based on a spread over the applicable 90-day LIBOR, subject to a cap. Pursuant to the terms of the Credit Agreements, the amortization of the Loans is tied to the scheduled principal payments on the Underlying Mortgage Loans; provided, that any principal not previously repaid will be due and payable by the Company on the later of the (x) seventh anniversary of the date of the Credit Agreements and (y) the 10th day following the end of the month in which the aggregate principal amount of the Underlying Mortgage Loans with respect to each of the Credit Agreements is reduced to 10% or less of the aggregate scheduled principal balance of such Underlying Mortgage Loans as of the date of execution of the Credit Agreements, but in no event shall the final maturity extend beyond the 10th anniversary of the Credit Agreements. Upon any such optional or mandatory prepayment, a principal amount of Mortgage Loans equal to the amount of the prepayment will be released from the pledge securing the Loans.
     Under the terms of the Credit Agreements, the balance of the Loans is subject to mandatory prepayments as a result of actual prepayments on the Underlying Mortgage Loans. In addition, the Company, at its option, may prepay the Loans at any time, without premium or penalty, in whole or in part, in minimum amounts of $100,000, with accrued interest to the date of prepayment on the amount prepaid. Upon the sale, disposition, refinancing or cancellation of any of the Underlying Mortgage Loans, the Company has agreed to prepay the Loans from the proceeds received from such sale, disposition, refinancing or cancellation, subject to any deductions for taxes and expenses required to be paid by FirstBank under the Credit Agreements.
Item 8.01 Other Events.
     On May 30, 2006, Doral Financial Corporation (the “Company”) successfully completed the sale of approximately $2.5 billion in mortgage loans to an affiliate of Deutsche Bank Securities Inc. (the “Buyer”), pursuant to the terms of a Master Mortgage Loan Purchase and Servicing Agreement dated as of May 1, 2006. Substantially all the loans were sold on a servicing retained basis. Except for approximately $100 million in mortgage loans that were not previously transferred to FirstBank Puerto Rico (“FirstBank”), all the mortgage loans sold had been previously transferred to FirstBank in several transactions occurring between the years 2000 and 2004.
Item 9.01. Financial Statements and Exhibits.
(d)	The following exhibits are included herein:

99.1 Press Release, dated May 31, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION
Date: May 31, 2006	By:	/s/ Lidio Soriano
		Name:	Lidio Soriano
		Title:	Executive Vice President and Chief Financial Officer